Exhibit (a)(5)

MERIDIAN FUND, INC.

ARTICLES OF AMENDMENT

Meridian Fund, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND: Pursuant to authority expressly vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and in accordance with Section 2-605(a)(2) of the Maryland General Corporation Law, and pursuant to resolutions duly adopted at a meeting duly called and held, the Board of Directors of the Corporation amended the names of the following series and shares of common stock, $0.01 par value per share, of the Corporation as set forth below:

Current Name	New Name
Meridian Value Fund-Class A Common Stock	Meridian Contrarian Fund-Legacy Class
Meridian Equity Income Fund-Class A Common Stock	Meridian Equity Income Fund-Legacy Class
Meridian Growth Fund-Class A Common Stock	Meridian Growth Fund-Legacy Class

IN WITNESS WHEREOF, MERIDIAN FUND, INC. has caused these Articles of Amendment to be executed by its President and attested by its Secretary on this 28th day of October, 2013. The President of the Corporation who signed these Articles of Amendment hereby acknowledges in the name and on behalf of said corporation to be the corporate act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

MERIDIAN FUND, INC.

By:	/s/ David Corkins
David Corkins President

ATTEST:

By:	/s/ Rick Grove
Rick Grove Secretary

2